UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2018
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
510 Lake Cook Road, Suite 100, Deerfield, Illinois (Address of principal executive offices)	60015 (Zip Code)
Registrant’s telephone number, including area code: (224) 551-4000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2018, the Board of Directors of Caterpillar Inc. (the “Company”) appointed Mr. Andrew Bonfield as Chief Financial Officer effective September 1, 2018. Mr. Bonfield will succeed Brad Halverson, current Group President and Chief Financial Officer, whose previously reported retirement becomes effective May 4, 2018. As part of this transition, on April 30, 2018, the Company’s Board of Directors appointed Finance Services Division (FSD) Vice President Joe Creed as interim Chief Financial Officer, effective May 4, 2018, a role he will assume in addition to his Vice President duties. Once Mr. Bonfield joins Caterpillar, Mr. Creed will continue serving in his capacity as FSD Vice President.

Mr. Bonfield

Mr. Bonfield, 55, most recently served as Group Chief Financial Officer and board member of National Grid plc, a British multinational electricity and gas utility company. Prior to Mr. Bonfield’s eight years at National Grid, he was Chief Financial Officer at British confectionary company Cadbury plc. From 2002 to 2008, he was executive vice president and Chief Financial Officer of Bristol-Myers Squibb Company, an American pharmaceutical company. Mr. Bonfield’s other experience includes the role of finance director of BG Group plc and Chief Financial Officer of Smithkline Beecham plc. Since 2010, Mr. Bonfield has been a non-executive director and chair of the audit committee of British retailer, Kingfisher plc . Mr Bonfield also chairs the 100 Group, which represents finance directors of the top 100 U.K. companies listed on the London Stock Exchange. Mr. Bonfield is a chartered accountant who holds a bachelor’s degree from the University of Natal in Durban, South Africa.

The Compensation Committee of the Board has approved, effective upon Mr. Bonfield becoming Group President and Chief Financial Officer, an annual base salary for Mr. Bonfield of $800,000 and a 2018 cash annual incentive plan award with a target value of 115 percent of Mr. Bonfield’s annual base salary, pro-rated based on his start date. Mr. Bonfield will also receive a 2018 long-term incentive plan award with a dollar value on the grant date of $1,500,000 which will be granted as soon as administratively practicable following the completion of Mr. Bonfield’s first day of employment. The Company’s long-term incentive compensation currently consists of equity awards including nonqualified stock options (“options”) and performance-based restricted stock units (“PRSUs”). The vesting for Mr. Bonfield’s long-term incentive plan award will align with those grants previously made by the Company to eligible employees on March 5, 2018 (i.e., options will have a three-year pro-rata vesting schedule, vesting one-third on each of March 5th of 2019, 2020 and 2021, and PRSUs will have a three-year performance period from January 1, 2018 to December 31, 2020).

Mr. Bonfield will also receive a cash sign-on bonus of $800,000, less applicable withholdings and taxes, to be paid as soon as administratively practicable following the completion of his first day of employment. Mr. Bonfield will be obligated to repay the entirety of the cash sign-on bonus, including any taxes withheld, within 30 days of his termination of employment if he is terminated by the Company for cause or if he voluntarily terminates his employment with the Company prior to the first anniversary of his hire date. The Company will also award Mr. Bonfield a sign-on grant of restricted stock units (“RSUs”) with a dollar value on the grant date of $5,360,000 to be made as soon as administratively practicable after he begins employment. This RSUs will have a two-year pro-rata vesting schedule, vesting one-half on each of the first two anniversaries of the grant date. If Mr. Bonfield’s employment with the Company terminates during the vesting period, except for termination due to long-service separation, involuntary termination by the Company without cause, disability, death or in connection with a change in control of the Company, Mr. Bonfield will forfeit all unvested RSUs associated with this grant.

Mr. Creed

Mr. Creed, 42, has served in his current position as a vice president of the Company with responsibility for the Finance Services Division of the Company since January 1, 2017. Mr. Creed joined Caterpillar in 1997 and has held numerous positions of increasing responsibility within Corporate Accounting, the Track-Type Tractors Division and Large Power Systems Division, where he served as senior business resource manager. He then served as chief financial officer for the Energy & Transportation segment prior to becoming FSD vice president in 2017. Mr. Creed is a Certified Public Accountant and holds a bachelor’s degree from Western Illinois University.

Mr. Creed's brother-in-law is employed by the Company as a Product Supply Network Engineer and, consistent with the Company's compensation policies applicable to other employees of similar title and responsibility, earned aggregate annual compensation of approximately $158,000 for fiscal 2017.

A copy of the Company’s press release announcing these appointments is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit:
The following is furnished as an exhibit to this report: 99.1 Press Release, dated May 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATERPILLAR INC.

May 4, 2018	By:	/s/ Suzette M. Long
Suzette M. Long
General Counsel & Corporate Secretary